Exhibit 99.1

Genesis Board of Directors Expands with Mr. Rodrigo Arboleda Joining as Independent Director

Last Update: 6:30 AM ET Nov 8, 2006

BOCA RATON, Fla., Nov 8, 2006 (PrimeZone Media Network via COMTEX) -- Genesis Technology Group, Inc. (GTEC ) announced that Mr. Rodrigo Arboleda has joined its Board of Directors as an independent director for the Company. An international businessman with a strong tie to the Massachusetts Institute of Technology, Mr. Arboleda possesses decades of experience and a unique professional network.

Appointed as a Visiting Scholar of the MIT Media Lab, Mr. Arboleda has served as:

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Director for the application, in the Latin America region, of the ideas, concepts and projects developed at the Lab, especially in the Computers, Children and Developing Nations project, also known as the Digital Nations Consortium.

•	Director in the development of the E4P (Education for Peace) project, or the use of education in the consolidation of peace in areas of conflict. This is part of the Digital Nations effort.

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Board Member and former CEO of the 2B1 Foundation, a non-profit foundation, which will be in charge of implementing many of the Research and Development inventions for the Digital Nations project. As such, Mr. Arboleda actively participates in the promotion of the One Laptop Per Child Foundation initiative, a non-profit organization (“OLPC”), whose main product is the Hundred Dollar Laptop (“HDL”). Its ultimate goal is to provide individual access to knowledge to the children of the world, via high-speed, broad-band Internet.

Additionally, Mr. Arboleda has built a strong resume in the corporate sphere, as Executive Vice President of the Ogden Corporation, CEO of Tampa Airlines, Turbana Corporation, both in the USA, and now partner in Miami-based Globis Group, LLC. Globis is a business development firm for the Ibero-American market, China and the United States. Among its current projects is securing a network of distributorships in Latin America for AMI-First Automotive Works (“FAW”), the largest vehicle manufacturer in China. In addition, Globis seeks opportunities for the Exxel Group, a large private equity fund based in Argentina. Mr. Arboleda’s partner at Globis is former U.S. Ambassador V. Manuel Rocha.

Mr. Gary L. Wolfson, Chairman of the Genesis Board of Directors, remarked: “In the interest of responsible corporate governance, the Board intends to expand the role of independent directors. We could not imaginably find a better choice than Rodrigo Arboleda. From his graduating from M.I.T. to leading major corporations to his creating global initiatives for education, Mr. Arboleda will prove a great asset to the Board and all Genesis shareholders.”

Mr. Arboleda commented: “I am deeply honored to be appointed to the Board of Genesis Technology Group, where I intend to bring my independent, international business experience to the Company and cooperate in its next phase of expansion and growth. Genesis has already matured into a full-fledged company, where many attractive future business opportunities will be presented and developed. Being a part of this process, especially in a region of the world that is becoming the next big frontier of interesting projects, is an opportunity of a lifetime. I want to be part of this new endeavor and look forward to an intensive and rewarding participation in such a structure.”

About Genesis Technology Group, Inc.

Genesis Technology Group, Inc. (d/b/a Genesis China and GTEC) is a U.S. public company that earns, enhances and markets equity positions in small to mid-sized Chinese enterprises. Commitment, dedication, and expertise are the key components to the Genesis “Mission Statement.” It has created a successful profit center by incubating Chinese companies in a wide range of sectors, creating so-coined “partner companies.” Genesis makes a long-term commitment with management consultation, board of directors composition, creation and implementation of successful business models, which include expansion of markets in China and abroad. To help drive the success and profitability of these operations, Genesis provides resources and proficiency to maximize partners’ leadership potential in China and attempts to increase high-margin, predictable earnings. For more information, visit http://www.Genesis-China.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company’s actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company’s ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company’s business and financial results is included in the Company’s filings, available via the United States Securities and Exchange Commission.

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SOURCE:	Genesis Technology Group, Inc.

Genesis Technology Group, Inc.
(561) 988-9880
Fax: (561) 988-9890
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